Exhibit 10.12

Aptorum Group Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

18 September 2017

Attn: Dr. Wu Che Yuen Justin

Dear Dr. Wu,

Appointment Letter for Independent Non-Executive Director

We are pleased and welcome your acceptance to be appointed as an Independent Non-Executive Director of Aptorum Group Limited (the “Company”), a company incorporated with limited liabilities under the laws of the Cayman Islands, with wholly owned subsidiaries in the Cayman Islands, Hong Kong, and Macau, whereby collectively, shall be depicted as “Aptorum” or the “Group”.

The following letter seeks to illustrate the context of your appointment by the Company, and the terms and conditions as set out herewith. It is agreed that on acceptance of this offer, this letter will constitute a contract for services and not a contract of employment.

For the purposes of independence, this letter will supersede all previous appointment contract or agreement, if applicable, entered into between yourself and the Company (or its affiliated subsidiaries). By signing this letter and therefore accepting the appointment as stated, you agree to terminate all other previous appointments with the Group commencing from the Effective Date.

1.	The Company and the Group

Aptorum focuses on the licensing of, and acquisition of early stage preclinical assets with the intention to engage in drug research, development, and commercialization purposes. Assets are acquired via open and public platforms such as the technology transfer offices of accredited universities and academic institutions. In addition, the Group seeks to be a facilitator across the financing spectrum for biotech companies, entrepreneurs, and commercializing agents, to bolster innovations adding value to health care needs in the marketplace; and to assist in furthering the research capabilities of institutions the Group works with.

The Company is a privately held company that has engaged in plans to pursue an initial public offering on the Nasdaq Global Market in the near future (the “Listing”).

2.	Appointment

(a)	You will be nominated by the Nominating Committee and appointed by the Board of Directors of the Company (the “Board”) to act as an Independent Non-Executive Director (“INED”) of the Company.

Aptorum Group Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

(b)	You shall agree to being appointed by the Board as a member and/or chair of the following committees:

a.	Chair and member of the Compensation Committee;
b.	Member of the Audit Committee; and
c.	Member of the Nominating and Corporate Governance Committee;

Whereby all three committees shall collectively be depicted as the “Committees”; and roles for (a) and (b) shall collectively be described as the “Appointment” or “Roles”.

(c)	The Appointment is subject to the Company’s Memorandum and Articles of Association ("Articles") and nothing in this letter shall be taken to exclude or vary the terms of the Articles as they apply to your Appointment.

(d)	The continuation of the Appointment is contingent to your ongoing fulfillment of your obligations and successful re-election by the Company’s shareholders at the Company’s Annual General Meeting (the “AGM”). It is further subject to your agreement to apply yourself and discharge your duties as a Non-Executive Director in accordance with the Articles of the Company and the Cayman Islands Company Law (2016 Revision) (as amended) ("Company Law"), as well as you upholding the high standards of corporate governance as set forth in the Nasdaq Listing Rule 5600 Series subsequent to the Listing.

3.	Date of Commencement and Term

The official commencement date of your Appointment shall be on 15 October 2017 (the “Effective Date”), or as mutually agreed upon between yourself and the Executive Board of Directors of the Company. The Term of this Appointment shall be 3 years from the Effective Date and subject to the terms of Termination and the re-election by the Company’s shareholders at the AGM as set forth in 2(d) herein above.

4.	Duties and Responsibilities

As an INED of the Company:

(a)	You have the same general legal responsibilities to the Company as any other Director and will advise where necessary, the Executive Board of Directors of the Company.

(b)	You will exercise your powers of your Appointment having regard to the relevant obligations under prevailing law and regulation, including the Cayman Islands Company Law, and while in pursuit of and subsequent to the Listing, also the rules stipulated by the Nasdaq Regulatory Authority; including but not limited to the Listing Rule 5600 Series.

(c)	You shall remain mindful and ensure your status of independence remains compliant as stipulated by requirements of Nasdaq Rule 5605(a)(2) and Securities Exchange Act Rule 10A-3. Should your independent status cease to remain compliant, you must notify the Board of the Company of such said change as soon as practical, and if subsequent to the Listing, notification must additionally be made to Nasdaq no later than the sooner of (i) the next annual shareholders meeting or (ii) one year from occurrence of the event causing failure to comply. You shall further facilitate any director independence disclosures in annual meeting proxy statements or annual report on Form 10-K, including transactions and arrangements considered by the Board in assessing director independence.

Aptorum Group Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

(d)	Subsequent to the Listing, you along with other Directors of the Board, are to meet when possible in executive session, where such sessions should occur at least four times a year. Additionally, you are to meet with other INEDs without executive management at least twice a year.

(e)	Additionally, you may be sought within reason, to engage in ad hoc strategic discussions that may require you reviewing and execution of documents pertinent to Board decisions. Such meetings shall take place in person, or by telephone conferencing, at a sensible time of day in relation to your primary place of residence.

(f)	You shall not directly be responsible for the management of the Company. Your role is neither operational nor managerial in nature however; members of the Executive Board may draw upon your professional insight and business expertise where suitable. You shall provide guidance, steering, and access of expert networks to the Company where appropriate and required.

As the Chair and/or member of the said Committees described in Clause 2(b):

(g)	You shall review and uphold the functions of your relevant committee(s) as pursuant to individually adopted Audit, Compensation, and Nominating and Corporate Governance Committee Charters (“Charters”) that shall be made available to you upon a practical date subsequent to your Appointment and before the Listing.

(h)	You must along with other Committee members, review annually and assess the adequacy of the same said Charters.

(i)	You must along with other Committee members, ensure compliance with Nasdaq listing rules at all times subsequent to the Listing with respect to Committee composition requirements, and assist the Company in regaining compliance if required by curing the event that caused failure to comply within the time frame provided by the Nasdaq Regulatory Authority.

(j)	You must refrain from accepting any direct or indirect consulting, advisory, or other compensatory fee from the Company or the Group subsequent to the Listing, other than fees for director service as described more fully below in Clause 5.

(k)	Additionally as an Audit Committee member, you must refrain from participating in preparation of financial statements of the Company or the Group. However, along with other members you shall be directly responsible for appointing and terminating the Company’s independent auditor(s).

(l)	You shall maintain your financial literacy and expertise requirements in order to maintain your individual financial sophistication and qualify as an Audit Committee member.

Aptorum Group Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

(m)	You shall assist the Audit Committee in review of related person transactions and conducting oversight for potential conflict of interest situations on an ongoing basis, and more generally, oversight with respect to the code of conduct compliance by senior management of the Company.

Additionally, you shall during the Term of your Appointment:

(i)	Observe and comply with the Company’s adopted Code of Business Conduct and Ethics, where that any waivers given to directors or executive officers must be approved by the Board.

(ii)	Observe and comply with all statutory rules, and regulations where applicable as governed by the laws of your residence;

(iii)	Confirm you are able to, and will devote sufficient time to perform your Roles.

(iv)	Provide traceable contact during and after office hours, on weekdays and weekends, or during public holidays, whereby your availability may occasionally and reasonably be sought.

(v)	Declare any conflicts that are apparent at present, or become apparent, between the Group and your other business interests. Should any potential conflicts of interest arise, you will disclose this to the Board as soon as they become apparent.

(vi)	Consult with the Chairman of the Board prior to accepting any other (or further) directorships of publicly quoted companies or any major external appointments.

(vii)	Obtain clearance from the Chairman of the Board prior to dealing in publicly traded shares in the Company subsequent to the Listing.

(viii)	Observe and comply with the disclosure requirements and obligations of you and/or your affiliated party(s) as applicable in accordance with U.S. securities laws, regulations and SEC disclosure requirements.

5.	Fees and Expenses

(a)	The combined basic fee for being an INED of the Company and your roles as chair and/or member of relevant Committees is USD 30,000 per annum (U.S. Dollars Thirty Thousand), paid to you by the Company in arrears in twelve monthly installments on or about the last business day of each month.

(b)	You will be entitled to bonus during the Appointment and entitled to participate in any share plan operated by the Company. You will also be entitled to an increase in basic fees during the Appointment. For the avoidance of doubt, your entitlement as stated in this paragraph is in relation to your capacity as independent non-executive director only.

Aptorum Group Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

(c)	The Company will reimburse all reasonable travelling, hotel and other expenses incurred by you in connection with the Company’s business on production of appropriate receipts.

6.	Privacy of Information

(a)	You shall not except as authorized by the Group or required by your responsibilities reveal to any person or company any of the trade secrets or any information concerning the organization, business, finances, transactions or affairs of the Group which may come to your knowledge during your contract with the Company and shall keep with complete secrecy confidential information entrusted to you and shall not use or attempt to use any such information in any manner which may injure or cause loss either directly or indirectly to the Group or may be likely to do so. This restriction shall continue to apply if and when after the termination of your appointment without limit in time.

(b)	You shall not either during the period of your Appointment or afterwards use or permit to be used any books, documents, moneys, assets, records or other property belonging to or relating to any dealings, affair or business of the Group other than for the benefit of the Group. You shall immediately deliver and return to the Group all such books, documents, moneys, securities, records or other property which you then have or should have in your possession upon termination of your Appointment hereunder.

(c)	The Company however, agrees to provide you in good faith with any information concerning areas of interest and relevance of the Group as required by you in order to enable you to fulfill your Roles with the Company.

7.	Data Protection

(a)	By executing this letter, you consent to the Company holding and processing information about you for legal, personnel, administrative, and management purposes and in particular to the processing of any sensitive personal data as and when appropriate.

(b)	You consent to the transfer of such personal information to other offices the Company may have or to other third parties for administrative purposes and other purposes in connection with the Appointment, where it is necessary or desirable to do so.

8.	Insurance and Indemnity

The Company shall establish directors’ and officers’ liability coverage and it is intended to maintain such coverage for the full Term of the Appointment.

Aptorum Group Limited

Unit B, 17/F Guangdong Investment Tower, 148 Connaught Road Central, Hong Kong

Tel: (852) 2117 6611 ● Fax: (852) 2850 7286

9.	Termination

Your Appointment with respect to the Roles with the Company may only be terminated:

(a)	By you after giving the Company not less than two (2) months’ notice in writing;

(b)	By the Company after giving you two (2) months’ notice in writing; or

(c)	By the Company with immediate effect in the event that you:

(i)	Conduct dishonesty, fraud, gross negligence, willful default or refusal to carry out any lawful order or instructions, or the repeated breach of any rules or regulations of the Company, or those as governed by the laws of your residency;

(ii)	Commit a material breach of your obligations under this letter;

(iii)	Commit any serious or repeated breach or non-observance of your obligations to the Company;

(iv)	Are convicted of a criminal offence other than an offence under road traffic legislation in the jurisdiction of your residency or elsewhere for which a fine or non-custodial penalty is imposed;

(v)	Declare bankruptcy or have made an arrangement with or for the benefit of your creditors; or

(vi)	Are disqualified from acting as a director.

Please signify your acceptance of the above terms and conditions by signing and returning to us the enclosed duplicate copy of this letter.

Yours faithfully,

For and on behalf of

APTORUM GROUP LIMITED	Agreed and accepted by:

Name: Huen Chung Yuen Ian	Name: Wu Che Yuen Justin
Position: Director

Date	Date